Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	August 4, 2021

GRAHAM HOLDINGS COMPANY REPORTS
SECOND QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $115.4 million ($22.99 per share) for the second quarter of 2021, compared to $18.9 million ($3.60 per share) for the second quarter of 2020.
The COVID-19 pandemic and measures taken to prevent its spread, such as travel restrictions, shelter in place orders and mandatory closures, significantly impacted the Company’s results for 2020 and the first six months of 2021, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue for several of the Company’s businesses for the remainder of 2021. The Company’s management has taken a variety of measures to reduce costs and implement changes to business operations. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
On June 14, 2021, the Company closed on the previously announced acquisition of all outstanding shares of common stock of Leaf Group Ltd. (Leaf) at $8.50 per share in an all cash transaction valued at approximately $322 million. Leaf Group, headquartered in Santa Monica, CA, is a consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). The Leaf operating results for the period from June 14, 2021 to June 30, 2021 are included in other businesses.
The results for the second quarter of 2021 and 2020 were also affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $158.9 million for the second quarter of 2021, compared to $60.8 million for the second quarter of 2020. Excluding these items, income before income taxes was $62.3 million for the second quarter of 2021, compared to $43.1 million for the second quarter of 2020. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the second quarter of 2021:
•a $2.6 million net credit related to a fair value change in contingent consideration from a prior acquisition at Corporate;
•a $0.2 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$3.4 million in long-lived asset impairment charges;
•$1.1 million in expenses related to a non-operating Separation Incentive Program at manufacturing;
•$83.7 million in net gains on marketable equity securities;
•$1.4 million in net losses of affiliates whose operations are not managed by the Company;
•a net non-operating gain of $14.5 million from the sale and write-up of cost method investments;
•$1.0 million in interest income to adjust the fair value of the mandatorily redeemable noncontrolling interest; and
•$0.7 million in non-operating foreign currency gains.

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Items included in the Company’s income before income taxes for the second quarter of 2020:
•$9.3 million in long-lived asset impairment charges;
•$10.2 million in restructuring charges at the education division;
•$2.8 million in accelerated depreciation at other businesses;
•a $1.1 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$4.6 million in expenses related to non-operating Separation Incentive Programs at the education division and other businesses;
•$39.9 million in net gains on marketable equity securities;
•$3.1 million in net losses of affiliates whose operations are not managed by the Company;
•non-operating gains of $7.8 million from write-ups and sales of cost and equity method investments; and
•$1.1 million in non-operating foreign currency losses.
Revenue for the second quarter of 2021 was $801.2 million, up 23% from $652.9 million in the second quarter of 2020. Revenues increased at education, television broadcasting, manufacturing, healthcare and other businesses. The Company reported operating income of $37.6 million for the second quarter of 2021, compared to $5.9 million for the second quarter of 2020. The operating income increase is driven by improved results at education, television broadcasting, manufacturing and other businesses.
For the first six months of 2021, the Company reported net income attributable to common shares of $227.8 million ($45.43 per share) compared to a net loss attributable to common shares of $14.4 million ($2.77 per share) for the first six months of 2020. The results for the first six months of 2021 and 2020 were affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $313.0 million for the first six months of 2021, compared to a loss before income taxes of $18.5 million for the first six months of 2020. Excluding these items, income before income taxes was $124.9 million for the first six months of 2021, compared to $82.8 million for the first six months of 2020. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the six months of 2021:
•a $2.2 million net credit related to a fair value change in contingent consideration from a prior acquisition at Corporate;
•a $0.8 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$3.4 million in long-lived asset impairment charges;
•$1.1 million in expenses related to a non-operating Separation Incentive Program at manufacturing;
•$162.9 million in net gains on marketable equity securities;
•$8.9 million in net earnings of affiliates whose operations are not managed by the Company;
•a net non-operating gain of $17.2 million from the sale and write-up of cost method investments;
•$0.1 million in net interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest; and
•$0.7 million in non-operating foreign currency gains.
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Items included in the Company’s loss before income taxes for the six months of 2020:
•$25.7 million in goodwill and other long-lived asset impairment charges;
•$10.2 million in restructuring charges at the education division;
•$2.8 million in accelerated depreciation at other businesses;
•$1.4 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$4.6 million in expenses related to non-operating Separation Incentive Programs at the education division and other businesses;
•$60.5 million in net losses on marketable equity securities;
•$3.7 million in net losses of affiliates whose operations are not managed by the Company;
•non-operating gain, net, of $1.6 million from write-ups, sales and impairments of cost and equity method investments; and
•$3.2 million in non-operating foreign currency gains.
Revenue for the first six months of 2021 was $1,513.6 million, up 9% from $1,385.1 million in the first six months of 2020. Revenues increased at television broadcasting, manufacturing, healthcare and other businesses, partially offset by a decline at education. The Company reported operating income of $71.4 million for the first six months of 2021, compared to $14.0 million for the first six months of 2020. Operating results improved at most of the Company’s divisions.
Division Results
Education
Education division revenue totaled $340.0 million for the second quarter of 2021, up 2% from $333.2 million for the same period of 2020. Kaplan reported operating income of $13.1 million for the second quarter of 2021, compared to $12.3 million for the second quarter of 2020.
For the first six months of 2021, education division revenue totaled $669.3 million, down 3% from revenue of $689.6 million for the same period of 2020. Kaplan reported operating income of $32.1 million for the first six months of 2021, compared to $16.9 million for the first six months of 2020.
The COVID-19 pandemic adversely impacted Kaplan’s operating results beginning in February 2020 and continuing through the first six months of 2021.
Kaplan serves a significant number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19, resulting in a significant number of students deciding to defer their studies, negatively impacting Kaplan’s exam preparation education businesses. Overall, this is expected to continue to adversely impact Kaplan's revenues and operating results for the remainder of 2021, particularly at Kaplan International Languages.
To help mitigate the adverse impact of COVID-19, Kaplan implemented a number of significant cost reduction and restructuring activities across its businesses. Related to these restructuring activities, Kaplan recorded $2.2 million and $3.2 million in impairment of long-lived assets charges in the second quarter and first six months of 2021, respectively. In the second quarter and first six months of 2020, Kaplan recorded $10.5 million and $12.5 million in lease restructuring costs, respectively; and $1.2 million in second quarter 2020 severance restructuring costs. The lease restructuring costs included $3.4 million in accelerated depreciation expense in the second quarter and first six months of 2020. Kaplan also recorded a $10.0 million lease impairment charge in connection with these restructuring plans in the second quarter of 2020; this impairment charge included $2.0 million in property, plant and equipment write-downs. Also in the second quarter of 2020, the Company approved a Separation Incentive Program (SIP) that reduced the number of employees at Kaplan International, Higher Education, Supplemental Education and Kaplan corporate, resulting in $5.0 million in non-operating pension expense in the second quarter of 2020. Kaplan management is continuing to monitor the ongoing COVID-19 disruptions and changes in its operating environment and may develop and implement further restructuring activities in 2021.
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In 2020, Kaplan also accelerated the development and promotion of various online programs and solutions, rapidly transitioned most of its classroom-based programs online and addressed the individual needs of its students and partners, substantially reducing the disruption from COVID-19 while simultaneously adding important new product offerings and operating capabilities. Further, in the fourth quarter of 2020, Kaplan combined its three primary divisions based in the United States (Kaplan Test Prep, Kaplan Professional, and Kaplan Higher Education) into one business known as Kaplan North America (KNA). This combination is designed to enhance Kaplan’s competitiveness by better leveraging its diversified academic and professional portfolio, as well as its relationship with students, universities and businesses. For financial reporting purposes, KNA is reported in two segments: Higher Education and Supplemental Education (combining Kaplan Test Prep and Kaplan Professional (U.S.) into one reporting segment).
A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Six Months Ended
	June 30			June 30
(in thousands)	2021	2020	% Change	2021	2020	% Change
Revenue
Kaplan international	$181,276	$164,713	10	$353,171	$364,328	(3)
Higher education	78,740	86,453	(9)	154,426	159,990	(3)
Supplemental education	77,911	79,785	(2)	157,566	161,073	(2)
Kaplan corporate and other	3,615	3,039	19	6,978	6,244	12
Intersegment elimination	(1,558)	(815)	—	(2,840)	(2,082)	—
	$339,984	$333,175	2	$669,301	$689,553	(3)
Operating Income (Loss)
Kaplan international	$14,077	$16,035	(12)	$24,284	$35,015	(31)
Higher education	2,374	17,050	(86)	8,627	15,030	(43)
Supplemental education	8,813	330	—	21,310	(6,220)	—
Kaplan corporate and other	(6,042)	(6,870)	12	(10,949)	(8,392)	(30)
Amortization of intangible assets	(3,914)	(4,271)	8	(8,079)	(8,472)	5
Impairment of long-lived assets	(2,159)	(10,020)	78	(3,206)	(10,020)	68
Intersegment elimination	(1)	—	—	97	5	—
	$13,148	$12,254	7	$32,084	$16,946	89
Kaplan International includes postsecondary education, professional training and language training businesses largely outside the United States. Kaplan International revenue increased 10% and decreased 3% for the second quarter and first six months of 2021, respectively (decreases of 1% and 12%, respectively, on a constant currency basis) due largely to COVID-19 disruptions at Languages, partially offset by growth at UK Professional, Singapore, and Pathways. Kaplan International reported operating income of $14.1 million in the second quarter of 2021, compared to $16.0 million in the second quarter of 2020. Operating income decreased to $24.3 million in the first six months of 2021, compared to $35.0 million in the first six months of 2020. The decline in operating results in the second quarter of 2021 is due to COVID-19 reduced student levels at Kaplan’s UK student dormitories at Pathways and at MPW, partially offset by improvements at Languages and UK Professional. The decline in operating results in the first six months of 2021 is due primarily to declines in student levels at Kaplan’s UK student dormitories at Pathways and at MPW, and increased losses at Languages, partially offset by improved earnings at UK Professional. Overall, Kaplan International’s operating results were negatively impacted by $12 million and $26 million in losses, respectively, incurred at Languages from continued significant COVID-19 disruptions for the second quarter and first six months of 2021. In addition, Kaplan International recorded $3.9 million of lease restructuring costs and $1.2 million of severance restructuring costs at Languages in the second quarter of 2020; the lease restructuring costs included $1.5 million in accelerated depreciation expense. Due to the continuation of travel restrictions imposed as a result of COVID-19, Kaplan expects the disruption of its Languages business operating environment to continue for the remainder of 2021.
Higher Education includes the results of Kaplan as a service provider to higher education institutions. In the second quarter and first six months of 2021, Higher Education revenue declined 9% and 3%, respectively, due to a reduction in the Purdue Global fee recorded. For the second quarter and first half of 2021, Kaplan recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA. Higher Education operating income was down substantially from the prior year, as the Purdue Global fee recognized in the first six months of 2021 was lower than the amount recognized in the prior year, due to less cash available for distribution at June 30, 2021 due to timing of cash receipts at Purdue Global. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. For the second quarter and first six months of 2020, Kaplan Higher Education recorded $1.5 million and $3.5 million, respectively, in lease restructuring costs, of which $0.1 million was accelerated depreciation expense.
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Supplemental Education includes Kaplan’s standardized test preparation programs and domestic professional and other continuing education businesses. Supplemental Education revenue declined 2% for the second quarter and first six months of 2021, due to a decline in retail comprehensive test preparation demand, offset in part by product-life extensions in 2020 related to the postponement of various standardized test and certification exam dates due to COVID-19, as well as growth in real estate and insurance programs. Operating results improved in 2021 due to savings from restructuring activities implemented in 2020, $5.1 million of lease restructuring costs incurred in the second quarter of 2020 (of which $1.8 million was accelerated depreciation) and the adverse revenue impact from product-life extensions in the first half of 2020.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses increased in the first six months of 2021 due to higher compensation costs.
Television Broadcasting
Revenue at the television broadcasting division increased 19% to $120.0 million in the second quarter of 2021, from $100.8 million in the same period of 2020. The revenue increase is due to increased local and national advertising revenues, which were adversely impacted in 2020 by reduced demand related to the COVID-19 pandemic, and a $1.8 million increase in retransmission revenues, partially offset by a $3.7 million decline in political advertising revenue. The increase in local and national advertising was from growth in the home products, health and fitness, and sports betting categories. In the second quarter of 2021 and 2020, the television broadcasting division recorded $0.2 million and $1.1 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the second quarter of 2021 increased 51% to $35.6 million, from $23.6 million in the same period of 2020, due to increased revenues, offset by higher network fees.
Revenue at the television broadcasting division increased 8% to $233.6 million in the first six months of 2021, from $216.2 million in the same period of 2020. The revenue increase is due to increased local and national advertising revenues, which were adversely impacted in 2020 by reduced demand related to the COVID-19 pandemic, and a $5.8 million increase in retransmission revenues, partially offset by a $14.0 million decline in political advertising revenue. The increase in local and national advertising was from growth in the home products, health and fitness, and sports betting categories. In the first six months of 2021 and 2020, the television broadcasting division recorded $0.8 million and $1.4 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the first six months of 2021 increased 15% to $68.6 million, from $59.4 million in the same period of 2020, due to increased revenues, offset by higher network fees.
Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues increased 70% and 31% in the second quarter and first six months of 2021, respectively. The revenue growth for the second quarter of 2021 is due primarily to significantly increased revenues at Hoover from substantially higher wood prices and improved product demand, as well as increased revenue at Dekko. The revenue growth for the first half of 2021 is due primarily to significantly increased revenues at Hoover from substantially higher wood prices and improved product demand, partially offset by lower revenues at Dekko from lower product demand. Manufacturing operating results improved in the second quarter of 2021 due to significantly higher results at Hoover from substantial gains on inventory sales and improved results at Dekko. Manufacturing operating results improved in the first six months of 2021 due to significantly higher results at Hoover from substantial gains on inventory sales, partially offset by a decline in Dekko results from lower revenues and higher prices for certain commodities. Wood prices began to decline in June 2021 and this trend has continued in July 2021, which is expected to result in significant losses on inventory sales at Hoover in the third quarter of 2021, offsetting significant gains on inventory sales at Hoover in the first half of 2021.
In the second quarter of 2021, Dekko announced a plan to relocate its manufacturing operations in Shelton, CT to other Dekko manufacturing facilities. In connection with this activity, Dekko is in the process of implementing a SIP for the affected employees, resulting in $1.1 million in non-operating SIP expense recorded in the second quarter of 2021, to be funded by the assets of the Company's pension plan.
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Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. GHG provides other healthcare services, including nursing care and prescription services for patients receiving in-home infusion treatments through its 75% interest in CSI Pharmacy Holdings Company, LLC (CSI). Healthcare revenues increased 11% and 10% for the second quarter and first six months of 2021, respectively, largely due to growth at CSI. The increase in GHG operating results in the first six months of 2021 is due to improved results from home health services and CSI.
In the second quarter of 2020, GHG received $7.4 million from the Federal CARES Act Provider Relief Fund. GHG did not apply for these funds; they were disbursed to GHG as a Medicare provider under the CARES Act. Under the Department of Health and Human Services guidelines, these funds may be used to offset revenue reductions and expenses incurred in connection with the COVID-19 pandemic. Of this amount, GHG recorded $5.5 million in revenue in the second quarter to partially offset the impact of revenue reductions due to the COVID-19 pandemic from the curtailment of elective procedures by health systems and other factors. GHG recorded $1.7 million as a credit to operating costs to partially offset the impact of costs incurred to procure personal protective equipment for GHG employees and other COVID-19 related costs.
Other Businesses
Automotive
Automotive includes three automotive dealerships in the Washington, D.C. metropolitan area: Lexus of Rockville, Honda of Tysons Corner, and Ourisman Jeep of Bethesda. Revenues for the second quarter and first six months of 2021 increased significantly due to sales growth at each of the three dealerships, due partly to significantly reduced demand for sales and service in the first half of 2020 at the onset of the COVID-19 pandemic in March 2020. As a result of the pandemic and the related recessionary conditions, the Company’s automotive dealerships recorded a $6.7 million intangible asset impairment charge in the first quarter of 2020. Operating earnings for the second quarter and first six months of 2021 improved significantly from losses in the prior year due to increased sales and margins, in addition to the impairment charge recorded in the first quarter of 2020.
Clyde’s Restaurant Group
Clyde’s Restaurant Group (CRG) owns and operates eleven restaurants and entertainment venues in the Washington, D.C. metropolitan area, including Old Ebbitt Grill and The Hamilton. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in mid-March 2020 through mid-June 2020, pursuant to government orders, maintaining limited operations for outdoor dining, delivery and pickup. CRG recorded a $9.7 million goodwill and intangible assets impairment charge in the first quarter of 2020. In December 2020, CRG temporarily closed its restaurant dining rooms in Maryland and the District of Columbia for the second time, reopening again for limited indoor dining service in mid-February 2021. Dining restrictions from government orders were substantially lifted for all of CRG’s operations by the end of the second quarter of 2021. In June 2020, CRG made the decision to close its restaurant and entertainment venue in Columbia, MD effective July 19, 2020, resulting in accelerated depreciation of property, plant and equipment totaling $2.8 million in the second quarter of 2020.
Overall, CRG incurred operating losses in each of the second quarters and first six months of 2021 and 2020 due to limited revenues and costs incurred to maintain its facilities and support its employees, however, those losses were significantly lower in 2021. While CRG revenues have been adversely impacted as a result of the pandemic, such revenues improved steadily in each of the first six months of 2021. CRG continues to develop and implement initiatives to increase sales and reduce costs to mitigate the impact of COVID-19.
Framebridge
On May 15, 2020, the Company acquired Framebridge, Inc., a custom framing service company, headquartered in Washington, DC, with two retail locations in the DC metropolitan area and a manufacturing facility in Richmond, KY. At the end of the second quarter of 2021, Framebridge had nine retail locations in the Washington, DC, New York City, Atlanta, GA and Philadelphia, PA areas and two manufacturing facilities in Kentucky. Framebridge expects to open six additional stores in the Boston, MA, Chicago, IL and New York City areas in the second half of 2021. Framebridge revenues in the first six months of 2021 were up substantially from the prior year. Framebridge is an investment stage business and reported significant operating losses in the first six months of 2021.

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Code3
Code3 is a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce. Code3 revenue declined in the second quarter and first six months of 2021, due to continued sluggish marketing spending by some advertising clients, offset by increased commerce and creative revenues. Code3 reported operating losses in the second quarter and first six months of 2021 and 2020. In the second quarter of 2021, Code 3 recorded a $1.6 million lease impairment charge (including $0.4 million in property, plant and equipment write-downs). In the second quarter of 2020, Code3 recorded a $1.5 million lease impairment charge (including $0.1 million in property, plant and equipment write-downs) in connection with a restructuring plan that included other cost reduction initiatives. These initiatives included the approval of a SIP that reduced the number of employees at Code3, resulting in $1.0 million in non-operating pension expense in the second quarter of 2020.
Leaf Group
On June 14, 2021, the Company closed on the Leaf acquisition; the Leaf operating results are included in other businesses for the Company’s period of ownership in the second quarter of 2021.
Megaphone
Megaphone was sold by the Company to Spotify in December 2020.
Other
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and four investment stage businesses, CyberVista, Decile and Pinna, as well as City Cast, a local daily podcast business that began operations in 2021. All of these businesses reported revenue increases in the first six months of 2021. Losses from each of these six businesses in the first six months of 2021 adversely affected operating results.
Overall, for the second quarter of 2021, operating revenues for other businesses increased due largely to increases at the automotive dealerships and CRG and from the Framebridge and Leaf acquisitions, partially offset by declines due to the sale of Megaphone in December 2020. For the first six months of 2021, operating revenues for other businesses increased due largely to increases at the automotive dealerships and from the Framebridge and Leaf acquisitions, partially offset by declines at Code3, and due to the sale of Megaphone in December 2020. Operating results improved in the second quarter and first six months of 2021 primarily due to improvements at the automotive dealerships and CRG, in addition to the goodwill and other long-lived asset impairment charges recorded in the first quarter of 2020 at those businesses, partially offset by losses at Framebridge.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses increased in the first six months of 2021 due primarily to higher compensation costs, offset by a credit related to the fair value change in contingent consideration related to the Framebridge acquisition.
Equity in Earnings of Affiliates
At June 30, 2021, the Company held an approximate 12% interest in Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in several other affiliates, including a number of home health and hospice joint ventures managed by GHG and two joint ventures managed by Kaplan. Overall, the Company recorded equity in earnings of affiliates of $1.8 million for the second quarter of 2021, compared to earnings of $1.2 million for the second quarter of 2020. These amounts include $1.4 million in net losses for the second quarter of 2021 and $3.1 million in net losses for the second quarter of 2020 from affiliates whose operations are not managed by the Company; this includes losses from the Company’s investment in Intersection in the second quarter of 2021.
The Company recorded equity in earnings of affiliates of $15.2 million for the first six months of 2021, compared to losses of $0.4 million for the first six months of 2020. These amounts include $8.9 million in net earnings for the first six months of 2021 and $3.7 million in net losses for the first six months of 2020 from affiliates whose operations are not managed by the Company; this includes losses from the Company’s investment in Intersection in the first six months of 2021. The Company recorded $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments in the first quarter of 2020.
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Net Interest Expense and Related Balances
The Company incurred net interest expense of $5.5 million and $13.0 million for the second quarter and first six months of 2021, respectively; compared to $6.4 million and $13.0 million for the second quarter and first six months of 2020, respectively. The Company recorded interest income of $1.0 million in the second quarter of 2021 and net interest expense of $0.1 million in the first six months of 2021 to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG.
At June 30, 2021, the Company had $510.3 million in borrowings outstanding at an average interest rate of 5.1% and cash, marketable equity securities and other investments of $891.3 million. At June 30, 2021, the Company had £55 million ($76.2 million) outstanding on its $300 million revolving credit facility. In management’s opinion, the Company will have sufficient financial resources to meet its business requirements in the next twelve months, including working capital requirements, capital expenditures, interest payments and dividends.
Non-operating Pension and Postretirement Benefit Income, net
The Company recorded net non-operating pension and postretirement benefit income of $25.2 million and $54.0 million for the second quarter and first six months of 2021, respectively; compared to $12.1 million and $30.5 million for the second quarter and first six months of 2020, respectively.
In the second quarter of 2021, the Company recorded $1.1 million in expenses related to a non-operating SIP at manufacturing. In the second quarter of 2020, the Company recorded $6.0 million in expenses related to non-operating SIPs at the education division and other businesses.
Gain (Loss) on Marketable Equity Securities, net
Overall, the Company recognized $83.7 million and $162.9 million in net gains on marketable equity securities in the second quarter and first six months of 2021, respectively; compared to $39.9 million in net gains and $60.5 million in net losses on marketable equity securities in the second quarter and first six months of 2020, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $16.1 million for the second quarter of 2021, compared to $8.1 million for the second quarter of 2020. The 2021 amounts included $6.7 million in gains on the sale of cost method investments; $7.8 million in fair value increases on cost method investments and other items. The 2020 amounts included a $3.7 million gain on acquiring a controlling interest in an equity affiliate; a $2.6 million fair value increase on a cost method investment; a $1.5 million gain on sale of an equity affiliate, and other items; offset by $1.1 million in foreign currency losses.
The Company recorded total other non-operating income, net of $22.4 million for the first six months of 2021, compared to $10.8 million for the first six months of 2020. The 2021 amounts included $6.8 million in gains on sales of cost method investments; $10.5 million in fair value increases on cost method investments and other items. The 2020 amounts included a $3.7 million gain on acquiring a controlling interest in an equity affiliate; $3.2 million in foreign currency gains; a $2.6 million gain on a cost method investment; $1.4 million in net gains on sales of equity affiliates, and other items; partially offset by $2.6 million in impairments on cost method investments.
Provision for (Benefit from) Income Taxes
The Company’s effective tax rate for the first six months of 2021 and 2020 was 27.0% and 18.9%, respectively.
Earnings (Losses) Per Share
The calculation of diluted earnings (losses) per share for the second quarter and first six months of 2021 was based on 4,985,488 and 4,981,000 weighted average shares outstanding, respectively, compared to 5,201,101 and 5,234,809, respectively, for the second quarter and first six months of 2020. At June 30, 2021, there were 5,001,462 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 364,151 shares as of June 30, 2021.

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Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2020 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30%
(in thousands, except per share amounts)	2021	2020	Change
Operating revenues	$801,152	$652,871	23
Operating expenses	729,304	598,243	22
Depreciation of property, plant and equipment	16,600	22,913	(28)
Amortization of intangible assets	13,889	14,327	(3)
Impairment of long-lived assets	3,768	11,511	(67)
Operating income	37,591	5,877	—
Equity in earnings of affiliates, net	1,776	1,182	50
Interest income	1,876	954	97
Interest expense	(7,353)	(7,377)	0
Non-operating pension and postretirement benefit income, net	25,216	12,136	—
Gain on marketable equity securities, net	83,698	39,890	—
Other income, net	16,122	8,100	99
Income before income taxes	158,926	60,762	—
Provision for income taxes	43,000	41,900	3
Net income	115,926	18,862	—
Net income attributable to noncontrolling interests	(568)	(8)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$115,358	$18,854	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$23.07	$3.61	—
Basic average number of common shares outstanding	4,968	5,196
Diluted net income per common share	$22.99	$3.60	—
Diluted average number of common shares outstanding	4,985	5,201
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30%
(in thousands, except per share amounts)	2021	2020	Change
Operating revenues	$1,513,607	$1,385,128	9
Operating expenses	1,376,386	1,275,145	8
Depreciation of property, plant and equipment	33,145	39,617	(16)
Amortization of intangible assets	27,826	28,492	(2)
Impairment of goodwill and other long-lived assets	4,815	27,912	(83)
Operating income	71,435	13,962	—
Equity in earnings (losses) of affiliates, net	15,204	(365)	—
Interest income	2,766	2,105	31
Interest expense	(15,801)	(15,055)	5
Non-operating pension and postretirement benefit income, net	54,003	30,539	77
Gain (loss) on marketable equity securities, net	162,912	(60,503)	—
Other income, net	22,442	10,788	—
Income (loss) before income taxes	312,961	(18,529)	—
Provision for (benefit from) income taxes	84,400	(3,500)	—
Net income (loss)	228,561	(15,029)	—
Net (income) loss attributable to noncontrolling interests	(753)	638	—
Net Income (Loss) Attributable to Graham Holdings Company Common Stockholders	$227,808	$(14,391)	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income (loss) per common share	$45.55	$(2.77)	—
Basic average number of common shares outstanding	4,968	5,235
Diluted net income (loss) per common share	$45.43	$(2.77)	—
Diluted average number of common shares outstanding	4,981	5,235

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30		%	June 30		%
(in thousands)	2021	2020	Change	2021	2020	Change
Operating Revenues
Education	$339,984	$333,175	2	$669,301	$689,553	(3)
Television broadcasting	119,966	100,762	19	233,591	216,210	8
Manufacturing	141,123	83,239	70	257,083	196,697	31
Healthcare	54,696	49,181	11	104,739	95,175	10
Other businesses	145,899	86,863	68	249,938	188,145	33
Corporate office	—	—	—	—	—	—
Intersegment elimination	(516)	(349)	—	(1,045)	(652)	—
	$801,152	$652,871	23	$1,513,607	$1,385,128	9
Operating Expenses
Education	$326,836	$320,921	2	$637,217	$672,607	(5)
Television broadcasting	84,363	77,135	9	165,010	156,807	5
Manufacturing	128,695	84,721	52	235,748	191,678	23
Healthcare	46,101	40,363	14	89,004	83,188	7
Other businesses	163,512	111,183	47	286,888	245,946	17
Corporate office	14,570	13,020	12	29,350	21,592	36
Intersegment elimination	(516)	(349)	—	(1,045)	(652)	—
	$763,561	$646,994	18	$1,442,172	$1,371,166	5
Operating Income (Loss)
Education	$13,148	$12,254	7	$32,084	$16,946	89
Television broadcasting	35,603	23,627	51	68,581	59,403	15
Manufacturing	12,428	(1,482)	—	21,335	5,019	—
Healthcare	8,595	8,818	(3)	15,735	11,987	31
Other businesses	(17,613)	(24,320)	28	(36,950)	(57,801)	36
Corporate office	(14,570)	(13,020)	(12)	(29,350)	(21,592)	(36)
	$37,591	$5,877	—	$71,435	$13,962	—
Depreciation
Education	$7,482	$10,324	(28)	$15,262	$17,653	(14)
Television broadcasting	3,543	3,446	3	7,016	6,789	3
Manufacturing	2,427	2,526	(4)	4,944	5,053	(2)
Healthcare	331	493	(33)	648	1,033	(37)
Other businesses	2,659	5,948	(55)	4,949	8,738	(43)
Corporate office	158	176	(10)	326	351	(7)
	$16,600	$22,913	(28)	$33,145	$39,617	(16)
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$6,073	$14,291	(58)	$11,285	$18,492	(39)
Television broadcasting	1,361	1,361	0	2,720	2,721	0
Manufacturing	6,610	6,988	(5)	13,597	14,125	(4)
Healthcare	780	1,307	(40)	1,561	2,617	(40)
Other businesses	2,833	1,891	50	3,478	18,449	(81)
Corporate office	—	—	—	—	—	—
	$17,657	$25,838	(32)	$32,641	$56,404	(42)
Pension Expense
Education	$2,398	$2,592	(7)	$4,681	$5,177	(10)
Television broadcasting	956	836	14	1,791	1,632	10
Manufacturing	246	395	(38)	641	789	(19)
Healthcare	108	112	(4)	280	271	3
Other businesses	487	403	21	856	866	(1)
Corporate office	1,682	1,466	15	3,230	2,852	13
	$5,877	$5,804	1	$11,479	$11,587	(1)
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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30		%	June 30		%
(in thousands)	2021	2020	Change	2021	2020	Change
Operating Revenues
Kaplan international	$181,276	$164,713	10	$353,171	$364,328	(3)
Higher education	78,740	86,453	(9)	154,426	159,990	(3)
Supplemental education	77,911	79,785	(2)	157,566	161,073	(2)
Kaplan corporate and other	3,615	3,039	19	6,978	6,244	12
Intersegment elimination	(1,558)	(815)	—	(2,840)	(2,082)	—
	$339,984	$333,175	2	$669,301	$689,553	(3)
Operating Expenses
Kaplan international	$167,199	$148,678	12	$328,887	$329,313	0
Higher education	76,366	69,403	10	145,799	144,960	1
Supplemental education	69,098	79,455	(13)	136,256	167,293	(19)
Kaplan corporate and other	9,657	9,909	(3)	17,927	14,636	22
Amortization of intangible assets	3,914	4,271	(8)	8,079	8,472	(5)
Impairment of long-lived assets	2,159	10,020	(78)	3,206	10,020	(68)
Intersegment elimination	(1,557)	(815)	—	(2,937)	(2,087)	—
	$326,836	$320,921	2	$637,217	$672,607	(5)
Operating Income (Loss)
Kaplan international	$14,077	$16,035	(12)	$24,284	$35,015	(31)
Higher education	2,374	17,050	(86)	8,627	15,030	(43)
Supplemental education	8,813	330	—	21,310	(6,220)	—
Kaplan corporate and other	(6,042)	(6,870)	12	(10,949)	(8,392)	(30)
Amortization of intangible assets	(3,914)	(4,271)	8	(8,079)	(8,472)	5
Impairment of long-lived assets	(2,159)	(10,020)	78	(3,206)	(10,020)	68
Intersegment elimination	(1)	—	—	97	5	—
	$13,148	$12,254	7	$32,084	$16,946	89
Depreciation
Kaplan international	$4,835	$5,619	(14)	$10,087	$10,197	(1)
Higher education	873	832	5	1,725	1,555	11
Supplemental education	1,670	3,772	(56)	3,246	5,711	(43)
Kaplan corporate and other	104	101	3	204	190	7
	$7,482	$10,324	(28)	$15,262	$17,653	(14)
Pension Expense
Kaplan international	$77	$120	(36)	$148	$232	(36)
Higher education	1,137	1,070	6	2,220	2,140	4
Supplemental education	976	1,084	(10)	1,907	2,169	(12)
Kaplan corporate and other	208	318	(35)	406	636	(36)
	$2,398	$2,592	(7)	$4,681	$5,177	(10)
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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding Income before income taxes, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
▪the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
▪the ability to identify trends in the Company’s underlying business; and
▪a better understanding of how management plans and measures the Company’s underlying business.
The Company has provided this non-GAAP information on a pre-income tax basis in order to facilitate a meaningful period-to-period comparison of income in light of the difference in applicable income tax rates for the second quarter and first six months of 2021 and the second quarter and first six months of 2020.
Income before income taxes, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis. The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended June 30		Six Months Ended June 30
(in thousands)	2021	2020	2021	2020
Income (loss) before income taxes, as reported	$158,926	$60,762	$312,961	$(18,529)
Adjustments:
Net credit related to a fair value change in contingent consideration from a prior acquisition	(2,599)	—	(2,213)	—
Goodwill and other long-lived asset impairment charge	3,439	9,274	3,439	25,676
Restructuring charges at the education division	—	10,211	—	10,211
Accelerated depreciation at other businesses	—	2,847	—	2,847
Reduction to operating expenses in connection with the broadcast spectrum repacking	(171)	(1,074)	(814)	(1,365)
Charges related to non-operating Separation Incentive Program	1,118	4,583	1,118	4,583
Net (gains) losses on marketable equity securities	(83,698)	(39,890)	(162,912)	60,503
Net losses (earnings) of affiliates whose operations are not managed by the Company	1,436	3,083	(8,896)	3,667
Non-operating gain, net, from sales, write-ups and impairments of cost and equity method investments	(14,482)	(7,752)	(17,205)	(1,621)
Net interest (income) expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	(955)	—	96	—
Foreign currency (gain) loss	(678)	1,070	(678)	(3,220)
Income before income taxes, adjusted (non-GAAP)	$62,336	$43,114	$124,896	$82,752

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